Exhibit 99.6

NTN BUZZTIME, INC.

UP TO 16,000,000 SHARES OF COMMON STOCK
ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

BENEFICIAL OWNER ELECTION FORM

I (We), the beneficial owner of shares of common stock , par value $0.005 per share (the "Common Stock"), of NTN Buzztime, Inc.  (the "Company"), acknowledge receipt of your letter, the prospectus dated ______, 2012 (the "Prospectus") and the other enclosed materials relating to the offering of shares of Common Stock issuable upon the exercise of subscription rights ("Subscription Rights") as described in the Prospectus.

In this form, I (we) instruct you whether to exercise Subscription Rights to purchase shares of Common Stock distributed with respect to the Common Stock held by you for my (our) account, pursuant to the terms and subject to the conditions set forth in the Prospectus.

Box 1. ☐    Please do not exercise Subscription Rights for shares of Common Stock.

Box 2. ☐   Please exercise Subscription Rights for me (us) and purchase shares of Common Stock as set forth below.

	NUMBER OF SHARES YOU'D LIKE TO BUY	Per Share Subscription Price		Payment
Shares purchased under basic subscription privilege*	x	$0.25 =	$		(Line 1)
Shares requested under over-subscription privilege**	x	$0.25 =	$		(Line 2)

	Total Payment Required		$
$ (sum of lines 1 and 2)

* Shares purchased under basic subscription privilege may not be more than [ ] times the number of shares you owned at 5:00 p.m. Eastern on the record date,        , 2012. Please state how many shares you owned at 5:00 p.m. on the record date: ____________.

** Shareholders must fully exercise their basic subscription privilege to exercise their over-subscription privilege. If you fully exercise your basic subscription privilege, shares requested under your over-subscription privilege can be from zero to 16,000,000 less the number of shares you are purchasing under your basic subscription privilege. If sufficient shares of common stock are available, the Company will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of shares of common stock available for sale in the rights offering, the Company will allocate the available shares of common stock pro rata among each stockholder exercising their over-subscription privilege as described in the Prospectus. See the discussion under the heading "The Rights Offering—The Subscription Privileges" of the Prospectus.

Box 3. ☐    Payment in the following amount is enclosed $_________________________.

Box 4. ☐   Please deduct the amount of the total payment required from the following account maintained by you as follows:

Type of Account:	Account No.:

Signature	Date

Please type or print name(s)

PLEASE NOTE:

If you check Box 1, please sign and date this form and mail it to your broker, custodian bank or your other nominee that holds your shares.

If you do not check Box 1, please do the following:
a)      Check Box 2 and fill out the table shown in Box 2.
b)      Sign and date this form and mail it to your broker, custodian bank or other nominee that holds your shares.
  PLEASE MAKE SURE THAT YOU USE THE CORRECT ADDRESS. You may want to check this address with your broker.